Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

KERING S.A.,

KERING EYEWEAR S.p.A.,

HUIPU CORP.,

WELINA, INC.,

AND

RLI CORP.

DATED AS OF MARCH 13, 2022

TABLE OF CONTENTS

Page

Article I

CERTAIN DEFINITIONS

1.1	Certain Definitions	1

Article II

PURCHASE AND SALE

2.1	Purchase and Sale	2
2.2	Purchase Price	2
2.3	Closing	2
2.4	Closing Deliveries	2
2.5	Payments at Closing	2
2.6	Withholding	3

Article III

REPRESENTATIONS AND WARRANTIES OF RLI

3.1	Authority; Enforceability	3
3.2	No Conflict; Required Filings and Consents	3
3.3	Title to Purchased Shares	3
3.4	Brokers	4
3.5	Litigation	4
3.6	No Other Representations or Warranties	4

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

4.1	Organization	4
4.2	Authority; Enforceability	4
4.3	No Conflict; Required Filings and Consents	5
4.4	Litigation	5
4.5	Funding	5
4.6	Solvency	5
4.7	Ownership; Operations of Merger Sub	5
4.8	Investment Intent	6
4.9	Brokers	6
4.10	Merger Agreement	6

Article V

COVENANTS

5.1	Appropriate Action; Consents; Filings	7
5.2	Public Announcements	7

5.3	Parent Parties	8
5.4	Notice and Cooperation; Transaction Litigation	8
5.5	Amendment of Merger Agreement	8

Article VI

CLOSING CONDITIONS

6.1	Conditions to Obligations of RLI, Parent and U.S. Parent	8
6.2	Additional Conditions to Obligations of Parent and U.S. Parent	8
6.3	Additional Conditions to Obligations of RLI	9

Article VII

TERMINATION

7.1	Termination	9
7.2	Effect of Termination	9

Article VIII

GENERAL PROVISIONS

8.1	Survival; Limitations on Certain Claims, Etc	9
8.2	Notices	10
8.3	Amendment	12
8.4	Waiver	12
8.5	Headings	12
8.6	Severability	12
8.7	Entire Agreement	12
8.8	Assignment	12
8.9	Third Party Beneficiaries	12
8.10	No Recourse	12
8.11	Failure or Delay Not Waiver; Remedies Cumulative	13
8.12	Specific Performance	13
8.13	Governing Law; Jurisdiction; Waiver of Jury Trial	13
8.14	Counterparts	13
8.15	Interpretation	14
8.16	Fees, Expenses and Other Payments	14
8.17	Representation by Counsel	14
8.18	Company and Equityholder Representative Third Party Beneficiary Rights	14
8.19	Parent Guarantee	14

ii

EXHIBITS

EXHIBIT A	Form of Stock Transfer Instrument
EXHIBIT B	Additional RLI Closing Payment Provisions
EXHIBIT C	Form of RLI Announcement

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of March 13, 2022 (this “Agreement”), by and among Kering S.A., a French corporation (“Ultimate Parent”), Kering Eyewear S.p.A., an Italian corporation and subsidiary of Ultimate Parent (“Parent”), Huipu Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“U.S. Parent”), Welina, Inc., an Illinois corporation and a direct wholly-owned subsidiary of U.S. Parent (“Merger Sub” and, together with Ultimate Parent, Parent and U.S. Parent, the “Parent Parties”) and RLI Corp., a Delaware corporation (“RLI”). Ultimate Parent, Parent, U.S. Parent, Merger Sub and RLI are, from time to time, referred to individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, RLI owns 13,200,000 shares of Class A common stock (the “Purchased Shares”) of Maui Jim, Inc., an Illinois corporation (the “Company”);

WHEREAS, RLI desires to sell to U.S. Parent, and U.S. Parent desires to purchase from RLI, all of the shares of common stock of the Company held by RLI; and

WHEREAS, Ultimate Parent, Parent, U.S. Parent, Merger Sub, the Company, the Selling Stockholders (as defined therein) and MJI Equity Holder Representative LLC, solely in its capacity as the equityholder representative thereunder (the “Equityholder Representative”), are parties to that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) that provides for the acquisition of all outstanding shares of common stock of the Company not owned by RLI on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

1.1Certain Definitions

.

“Agreement” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the Preamble.

“Equityholder Representative” has the meaning set forth in the Preamble.

“Fraud” means an actual and intentional fraud by a Party in the making of the express representations and warranties in Article III (in the case of RLI), and Article IV (in the case of the Parent Parties) of this Agreement; provided, that such Fraud shall only be deemed to exist if, at the time such representation or warranty was made, (a) such representation or warranty was materially inaccurate, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty, (c) such Party made such materially inaccurate representation or warranty with the intent or willfulness to deceive another Party to enter into this Agreement and (d) the other Party justifiably relied on such materially inaccurate representation or warranty and suffered or incurred loss as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory.

“Merger Sub” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“Parent Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Purchase and Sale” has the meaning set forth in Section 2.1.

“Purchased Shares” has the meaning set forth in the Preamble.

“Stock Transfer Instrument” means an instrument of transfer substantially in the form attached as Exhibit A hereto.

“Ultimate Parent” has the meaning set forth in the Preamble.

“U.S. Parent” has the meaning set forth in the Preamble.

Article II

PURCHASE AND SALE

2.1Purchase and Sale

. Upon the terms and subject to the conditions of this Agreement, at the Closing, RLI shall sell, assign, convey, transfer and deliver to U.S. Parent, and U.S. Parent shall acquire from RLI, the Purchased Shares (the purchase and sale contemplated by this Section 2.1, the “Purchase and Sale”).

2.2Purchase Price

. The purchase price payable to RLI for its Purchased Shares shall be (i) an amount equal to the number of Purchased Shares multiplied by the Closing Per Share Price (the “RLI Closing Payment”) on the terms set forth in Section 2.5 plus (ii) the amounts, if any, RLI is entitled to receive pursuant to Section 2.8, Section 2.12(c) and Section 7.18(g) of the Merger Agreement on the terms set forth therein.  For reference purposes, Exhibit B sets forth certain provisions of Article II and Exhibit J of the Merger Agreement applicable to the calculation of the RLI Closing Payment (and certain related definitions with respect thereto).

2.3Closing

. The closing of the Purchase and Sale (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606 on the Closing Date.

2.4Closing Deliveries

.

(a)At the Closing, RLI shall deliver, or cause to be delivered, to Parent:

(i)a Stock Transfer Instrument, duly executed by such RLI with respect to the Purchased Shares;

(ii)a United States Internal Revenue Service Form W-9 or W-8 duly completed by RLI;

(iii)the certificate contemplated by Section 6.2(a) from RLI; and

(iv)any stock certificates issued in respect of the Purchased Shares held by RLI.

2.5Payments at Closing

. At the Closing, U.S. Parent shall pay , or cause to be paid, the RLI Closing Payment by wire transfer of immediately available funds to RLI, into an account designated in writing by RLI prior to the Closing.  Such amounts shall be calculated in a manner consistent in all respects with Exhibit J of the Merger Agreement.

2.6Withholding

. U.S. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law. To the extent that U.S. Parent becomes aware of any such requirement (other than U.S. federal income backup withholding Tax as a result of a holder of Common Shares failing to provide a duly completed United States Internal Revenue Service Form W-9 or W-8), it will notify RLI of such requirement as soon as reasonably possible and provide a reasonable opportunity for RLI to provide forms or evidence that would exempt or reduce such amounts from withholding and shall use commercially reasonable efforts to cooperate with RLI to reduce or eliminate the requirement to deduct or withhold Tax with respect to such payment under applicable Law.

Article III

REPRESENTATIONS AND WARRANTIES OF RLI

RLI represents and warrants to the Parent Parties as follows:

3.1Authority; Enforceability

. (a) It is validly existing and in good standing under the laws of its jurisdiction of formation, (b) it has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Purchase and Sale and (c) the execution and delivery by RLI of this Agreement, the performance by RLI of this Agreement and the consummation by RLI of the Purchase and Sale have been duly authorized by all necessary corporate or other entity action by RLI. This Agreement has been duly executed and delivered by RLI. This Agreement constitutes the valid and binding obligation of RLI enforceable against RLI, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.2No Conflict; Required Filings and Consents

.

(a)The execution and delivery by RLI of this Agreement does not, and the performance by RLI of this Agreement and the consummation of the Purchase and Sale will not, (i) conflict with or violate any Laws applicable to RLI or by or to which any of its properties or assets is bound or subject or (ii) require any consent, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give any Person any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets or properties of, RLI, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which RLI is a party or by which such RLI or any of its properties or assets is bound or subject (including its Organizational Documents, if applicable), except, in the case of clauses (i) and (ii) above, as would not reasonably be expected to prohibit or materially restrict, delay or impede the consummation by RLI of the Purchase and Sale.

(b)The execution and delivery by RLI of this Agreement, and the performance by such RLI of this Agreement and the consummation by RLI of the Purchase and Sale, will not require RLI to obtain any Consent of any Governmental Entity except for (i) applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (ii) as may be necessary as a result of any fact or circumstance relating to Parent or Merger Sub (including its sources of financing), and (iii) Consents, the failure of which to be obtained or made would not reasonably be expected to prohibit or materially restrict, delay or impede the consummation by RLI of the Purchase and Sale.

3.3Title to Purchased Shares

. All of, and only, the Purchased Shares are owned, beneficially and of record, by RLI. RLI has good and valid title to all of such Purchased Shares, free and clear of all Liens. There are no voting trusts, proxies or any other similar contracts with respect to the voting of the Purchased Shares other than as set forth in that certain Shareholders Agreement, dated as of August 15, 2018, by and among RLI and Walter

F. Hester III, individually and in his capacity as the Trustee of the Walter F. Hester III Revocable Trust dated August 24, 2017.

3.4Brokers

. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RLI.

3.5Litigation

. As of the date of this Agreement, there is no claim, action, suit, proceeding or investigation of any kind, at law or in equity, by or before any Governmental Entity pending, threatened in writing or, to the knowledge of RLI, otherwise threatened against RLI, which in any such case, if adversely determined or concluded, would reasonably be expected to prohibit or materially restrict, delay or impede the consummation by RLI of the Purchase and Sale.

3.6No Other Representations or Warranties

. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY RLI IN THIS ARTICLE III AND MADE BY THE SELLING STOCKHOLDERS IN ARTICLE IV OF THE MERGER AGREEMENT AND BY THE COMPANY IN ARTICLE V OF THE MERGER AGREEMENT (IT BEING UNDERSTOOD THAT THE REPRESENTATIONS OR WARRANTIES OF THE SELLING STOCKHOLDERS AND THE COMPANY ARE NOT REPRESENTATIONS OF RLI), NEITHER RLI NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, ON BEHALF OF OR WITH RESPECT TO RLI, ANY SELLING STOCKHOLDER, THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING RLI, ANY SELLING STOCKHOLDER, THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO ANY PARENT PARTY OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES IN ANY “DATA ROOM” OR OTHERWISE, IN ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, AND RLI HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS ARTICLE III.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to RLI as follows:

4.1Organization

. Each of the Parent Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2Authority; Enforceability

. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parent Parties of this Agreement, the performance by each of the Parent Parties of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Parent Parties and no other corporate proceeding on the part of any Parent Party is necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Parties. This

Agreement constitutes the valid and binding obligation of each Parent Party, as the case may be, enforceable against each Parent Party, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

4.3No Conflict; Required Filings and Consents

.

(a)The execution and delivery of this Agreement does not, performance by the Parent Parties of this Agreement, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Organizational Documents of the Parent Parties or any other Subsidiary of Parent, (ii) conflict with or violate any Laws applicable to the Parent Parties or any other Subsidiary of Parent or by or to which any of the Parent Parties or any such Subsidiary’s properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to any Person any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on, any of the properties or assets of the Parent Parties or any other Subsidiary of Parent, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent Parties or any other Subsidiary of Parent is a party or by which the Parent Parties or any other Subsidiary of Parent or any of their respective properties or assets is bound or subject, except, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to prohibit or materially restrict, delay or impede the consummation of the transaction contemplated by this Agreement.

(b)The execution and delivery of this Agreement does not, and the performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby will not, require any Parent Party or any other Subsidiary of Parent to obtain any Consent of any Governmental Entity except for the applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws.

4.4Litigation

. As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Parent, threatened, against Parent, U.S. Parent, Merger Sub or any other Subsidiary of Parent, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, (a) would prevent or materially delay the consummation by Parent, U.S. Parent or Merger Sub of the transactions contemplated by this Agreement or (b) would have, individually or in the aggregate, a material adverse effect on the ability of Parent, U.S. Parent or Merger Sub to perform its obligations under this Agreement.

4.5Funding

. Parent has sufficient funds to enable U.S. Parent and Merger Sub to consummate the transactions contemplated by this Agreement and to satisfy their respective obligations under this Agreement, including for U.S. Parent to pay all amounts contemplated by Section 2.2 and the payment of all fees, costs and expenses to be paid by U.S. Parent, Merger Sub, the Company or the Surviving Company related to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges and agrees that Parent’s obligations under this Agreement are not subject to any conditions regarding Parent’s, U.S. Parent’s, Merger Sub’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

4.6Solvency

. As of the Closing and as of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Gross Consideration, any repayment or refinancing of indebtedness contemplated in this Agreement and payment of all related fees and expenses, each of Parent, U.S. Parent, Merger Sub and the Surviving Company will be Solvent. For the purposes of this Section 4.6, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.7Ownership; Operations of Merger Sub

. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Closing and the Effective Time will be, directly owned by U.S. Parent. Merger Sub has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby.

4.8Investment Intent

. Parent is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.9Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent Parties or any of their respective Affiliates.

4.10Merger Agreement

.  The copy of the Merger Agreement delivered to RLI in accordance with the procedures set forth in Schedule I has not been modified or amended in any respect and is a true, correct and complete copy of the Merger Agreement executed by the parties thereto.

4.11Inspection; No Other Representations

.

(a)THE PARENT PARTIES HAVE CONDUCTED AN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. IN ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT, THE PARENT PARTIES HAVE RELIED SOLELY UPON THEIR OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF RLI EXPRESSLY SET FORTH IN ARTICLE III AND THE SELLING STOCKHOLDERS IN ARTICLE IV OF THE MERGER AGREEMENT AND THE COMPANY IN ARTICLE V OF THE MERGER AGREEMENT (IT BEING UNDERSTOOD THAT THE REPRESENTATIONS OF THE SELLING STOCKHOLDERS AND THE COMPANY ARE NOT REPRESENTATIONS OR WARRANTIES OF RLI).

(b)EACH OF THE PARENT PARTIES UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF RLI EXPRESSLY SET FORTH IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF RLI AND ITS REPRESENTATIVES TO THE PARENT PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT TO RLI, ANY SELLING STOCKHOLDER, THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THE TRANSACTIONS, THIS AGREEMENT, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING RLI, ANY SELLING STOCKHOLDER, THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO THE PARENT PARTIES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PARENT PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN ANY “DATA ROOM” OR OTHERWISE, IN ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, AND THE PARENT PARTIES IRREVOCABLY UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, ARE SPECIFICALLY DISCLAIMED BY RLI, AND ITS AFFILIATES AND REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARENT PARTIES AGREE THAT NONE OF RLI OR ANY OF ITS RESPECTIVE

AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON, MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE A REPRESENTATION OR WARRANTY TO THE PARENT PARTIES WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS FOR THE COMPANY AND THE COMPANY SUBSIDIARIES OR (B) ANY MATERIAL, DOCUMENTS OR INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES MADE AVAILABLE TO THE PARENT PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN ANY “DATA ROOM” OR OTHERWISE, IN ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM, EXCEPT TO THE EXTENT EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR ARTICLE IV OR ARTICLE V OF THE MERGER AGREEMENT (IT BEING UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND ARTICLE V ARE NOT REPRESENTATIONS OR WARRANTIES OF RLI).

(c)THE PARENT PARTIES AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, AND ARTICLE IV AND ARTICLE V OF THE MERGER AGREEMENT (IT BEING UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND ARTICLE V ARE NOT REPRESENTATIONS OR WARRANTIES OF RLI). THE PARENT PARTIES ARE NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, STATUTORY OR OTHERWISE AS TO, OR THE LACK OF ANY OMISSIONS OR THE CONCEALMENT OF INFORMATION RELATING TO, ANY MATTER CONCERNING RLI, ANY SELLING STOCKHOLDER, THE COMPANY AND THE COMPANY SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING RLI, ANY SELLING STOCKHOLDER, THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER MATTER FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) THE PARENT PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES IN ANY “DATA ROOM” OR OTHERWISE, IN ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM).

Article V

COVENANTS

5.1Appropriate Action; Consents; Filings

.

(a)To the extent requested by Parent or the Company, RLI will use their best efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement or the Merger Agreement, including preparing and filing with each Governmental Entity all necessary applications, notices, filings, petitions, ruling requests, amendments and other documents, and seeking and obtaining all Governmental Approvals.

5.2Public Announcements

. RLI’s initial announcement materials with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be as set forth on Exhibit C attached hereto. Other than such annoucement materials, prior to the Closing, neither RLI nor any of its Affiliates shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as RLI may reasonably determine (on advice of counsel, which may be internal counsel) may be required by applicable Law or stock exchange rule, in which case RLI shall use reasonable efforts to provide the other Parties a reasonable opportunity to review on such press release or public announcement in advance of such publication to the extent legally permissible and reasonably practicable; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning this Agreement and the transactions contemplated by this Agreement are consistent with previous releases or announcements made in compliance with the provisions of this Section 5.2.

5.3Parent Parties

. Ultimate Parent and Parent shall take all actions necessary to (a) cause Parent, U.S. Parent and Merger Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and (b) ensure that, prior to the Effective Time, neither U.S. Parent nor Merger Sub shall engage in any business activities, conduct any operations, or incur any liabilities other than as specifically contemplated by this Agreement. Any consent or waiver by Ultimate Parent or Parent under this Agreement shall be deemed to also be a consent or waiver by all Parent Parties.

5.4Notice and Cooperation; Transaction Litigation

.

(a)RLI shall give prompt written notice to Parent of any event, change or effect that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)In the event that any Transaction Litigation is brought, threatened in writing or, to the knowledge of RLI, otherwise threatened, against RLI, the Company or any members of the board of directors of the Company from and following the date of this Agreement and prior to the Effective Time, RLI shall (i) promptly notify Parent of such Transaction Litigation, (ii) give Parent the opportunity to participate in RLI’s defense and/or settlement of any Transaction Litigation, (iii) timely consult with Parent with respect to the defense and/or settlement of any Transaction Litigation and (iv) consider in good faith Parent’s advice and recommendations with respect to such Transaction Litigation. RLI shall not agree to settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).

5.5Amendment of Merger Agreement

.  Ultimate Parent shall not, and shall cause its Affiliates not to, without the prior written consent of RLI, (a) amend or waive (i) Article II, Article III or Section 7.9 of the Merger Agreement, or any corresponding provision of Article I of the Merger Agreement or (ii) any other provision of the Merger Agreement which, solely in respect of this clause (ii), would reasonably be expected to have a material adverse impact on RLI compared to any other Equityholder or (b) agree to any settlement of the Final Adjustment Amount in any manner that would result in any amount payable or distributable to the Equityholders, if any, pursuant to Section 2.8, Section 2.12(c) and Section 7.18(g) of the Merger Agreement to be paid or distributed to the Equityholders other than pro rata in accordance with their respective Applicable Percentages as set forth on Final Schedule I of the Merger Agreement without the prior written consent of the adversely affected Equityholders.

Article VI

CLOSING CONDITIONS

6.1Conditions to Obligations of RLI, Parent and U.S. Parent

. The respective obligations of RLI, Parent and U.S. Parent to consummate the Purchase and Sale shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by RLI, Parent and U.S. Parent:

(a)No court of competent jurisdiction shall have issued any order, judgment, decree or injunction which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the Purchase and Sale.

(b)The Purchase and Sale (as defined in the Merger Agreement) shall have been consummated prior to or simultaneously with the Closing.

6.2Additional Conditions to Obligations of Parent and U.S. Parent

. The obligations of Parent and U.S. Parent to consummate the Purchase and Sale are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent:

(a)The representations and warranties of RLI contained in Article III of this Agreement shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that are made only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of RLI to consummate the Purchase and Sale. Parent shall have received a certificate of a duly authorized officer of RLI as to the satisfaction of this Section 6.2(a).

6.3Additional Conditions to Obligations of RLI

. The obligations of RLI to consummate the Purchase and Sale are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by RLI:

(a)The representations and warranties of the Parent Parties contained in Article IV of this Agreement shall be true and correct (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that are made only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated hereby in accordance with the terms hereof. RLI shall have received a certificate of a duly authorized officer of each of the Parent Parties as to the satisfaction of this Section 6.3(a).

Article VII

TERMINATION

7.1Termination

.  Notwithstanding anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby shall automatically be terminated and abandoned upon the termination the Merger Agreement in accordance with its terms.

7.2Effect of Termination

. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void, all rights and obligations of any Party shall cease, and there shall be no liability on the part of any Parent Party, RLI or any of their respective Affiliates or Representatives; provided, however, that (a) this Section 7.1 and Article VIII shall survive any termination of this Agreement and (b) no such termination shall relieve any Party from Fraud or any knowing and intentional breach of the covenants and agreements set forth in this Agreement occurring prior to such termination, in which, in either such case, such breaching Party shall be fully liable for any and all Damages incurred or suffered by the other Parties as a result of such Fraud or knowing and intentional breach.

Article VIII

GENERAL PROVISIONS

8.1Survival; Limitations on Certain Claims, Etc.

(a)The representations, warranties, covenants and agreements of RLI in this Agreement or in any instrument or other document delivered pursuant to this Agreement or the Merger Agreement shall terminate at the Closing, regardless of any applicable statute of limitations; provided, however, that (x) the representations and warranties contained in Sections 3.1, 3.3 and 3.4 of this Agreement and (y) any cause of action for Fraud relating to the representations and warranties in Article III of this Agreement shall each survive the Closing until the date that is three (3) years after the Closing Date, regardless of any applicable statute of limitations. Without limiting the foregoing, after the Closing, none of the Parent Parties or any of their respective Affiliates or Representatives shall have any recourse against RLI or any of its Affiliates or Representatives in respect of the representations, warranties, covenants and agreements that are terminated at the Closing pursuant to this Section 8.1(a). Notwithstanding anything to the contrary contained in this Agreement, RLI shall not (i) be liable for Damages in excess of the total cash proceeds actually received by such RLI pursuant to this Agreement in respect of the Purchased Shares, (ii) have any liability for the breach or violation of any representation, warranty, covenant or agreement in the Merger Agreement, in any Ancillary Agreement or in any instrument or other document delivered pursuant to this Agreement or any Ancillary Agreement by the Company (subject to the last sentence of Section 8.10), by any Selling Stockholder or any of their Affiliates or Representatives, or (iii) have any liability for Damages to the extent any Parent Party or its Affiliates shall have failed to mitigate any such Damages suffered, incurred or sustained by any Parent Party or its Affiliates hereunder as required by Law. Each Parent Party covenants and agrees that the amount of any and all Damages arising from any claims against RLI  shall be determined net of (i) any amounts actually recovered or reasonably expected to be recovered by any Parent Party or its Affiliates under insurance policies (including the R&W Insurance Policy, if obtained) or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) in connection with the facts giving rise to such Damages; provided, that each Parent Party and its Affiliates shall have first used reasonable best efforts to recover all amounts payable from an insurer or other third party under any such insurance policy (including the R&W Insurance Policy, if obtained) or other collateral source prior to seeking Damages hereunder, and (ii) any Tax benefits actually realized by any Parent Party or its Affiliates with respect to such Damages. In any case where any Parent Party or its Affiliates recover, under insurance policies (including the R&W Insurance Policy, if obtained) or from other collateral sources, any amount in respect of Damages which any Parent Party or its Affiliates recovered from RLI, Parent shall promptly pay over (or cause to be paid over) to RLI the amount so recovered.

8.2Notices

. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier (delivery prepaid), in each case, to the Parties at the following addresses, or on the date sent (if between 9:00 a.m. and 5:00 p.m. Central time on a Business Day, or, if after 5:00 p.m. Central Time on a Business Day or on a day which is not a Business Day, the next Business Day) and confirmed by electronic transmission or confirmatory return email, to the email address specified below (or at such other address or email address for a Party as shall be specified by notice given in accordance with this Section):

If to any Parent Party or, after the Closing, the Company:

Kering Eyewear S.p.A.

Via Altichiero 180

35135 Padova - Italy
Attention: Massimo Lisot

Email: massimo.lisot@kering.com

and

Kering SA

40, rue de Sèvres

75007 Paris - France
Attention: Group General Counsel

Email: eric.sandrin@kering.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Frank Aquila

Olivier de Vilmorin

Melissa Sawyer

Email: aquilaf@sullcrom.com

devilmorino@sullcrom.com

sawyerm@sullcrom.com

If to RLI:

RLI Corp.

9025 N. Lindbergh Dr.

Peoria, IL 61615
Attention: Jeff Fick

Email: jeff.fick@rlicorp.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Sean M. Keyvan

Telephone: (312) 853-4660

E-mail: skeyvan@sidley.com

with, if prior Closing, an additional copy to (which shall not constitute notice):

Maui Jim, Inc.
One Aloha Lane

Peoria, Illinois 615615
Attention: Paul Lippens

Email: PLippens@mauijim.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Dr., Suite 2700
Chicago, Illinois 60606
Attention: Brian W. Duwe

Richard C. Witzel, Jr.

Email: Brian.Duwe@skadden.com

Richard.Witzel@skadden.com

with, if following the Closing, an additional copy to (which shall not constitute notice):

MJI Equity Holder Representative LLC

913 Tahoe Blvd Suite 3

Incline Village, NV 89451
Attention: Walter Hester

Email: Hesterwalter4@gmail.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Dr., Suite 2700
Chicago, Illinois 60606
Attention: Brian W. Duwe

Richard C. Witzel, Jr.

Email: Brian.Duwe@skadden.com

Richard.Witzel@skadden.com

8.3Amendment

. Subject to applicable Law, this Agreement may be amended by the Parties at any time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.4Waiver

. At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Subject to the terms of this Section 8.4, any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

8.5Headings

. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6Severability

. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

8.7Entire Agreement

. This Agreement (together with the Exhibits attached hereto), the Merger Agreement and the Ancillary Agreements constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between or among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof.

8.8Assignment

. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, (whether by operation of Law or otherwise) by any Party without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

8.9Third Party Beneficiaries

•

. Except as provided in Section 8.18, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10No Recourse

. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except as expressly specified in this Agreement in respect of RLI, no past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, equityholder, Affiliate or Representative of any Party or of any Affiliate of any of the foregoing, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby, whether based on contract, tort or strict liability or other theory, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of any party or other Person or otherwise. Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or any Ancillary Agreement, but subject to the provisions of this Agreement, the Merger Agreement and the Ancillary Agreements limiting the claims that can be brought against any Equityholder, in the case of Fraud by the Company, nothing in this Section 8.10 shall limit any common law liability of any Equityholder who is actually aware of, and complicit with, such Fraud.

8.11Failure or Delay Not Waiver; Remedies Cumulative

. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12Specific Performance

. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by any other Party and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that a Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 8.12 shall require any Party to institute any proceeding for specific performance under this Section 8.12 prior to or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination).

8.13Governing Law; Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement shall be governed by the laws of the State of Delaware. Each Party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 8.2 hereof. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH

PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(b).

8.14Counterparts

. This Agreement may be executed in any number of counterparts, including by means of facsimile or by e-mail delivery of a “.pdf” format data file, each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

8.15Interpretation

. As used in this Agreement, (i) the term “including” means “including, without limitation” and “including, but not limited to,” and (ii) the word “or” is not exclusive, unless the context otherwise requires. Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a section, article, exhibit or schedule, such reference shall be to a section or article of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates). All references in this Agreement to “dollars” or “$” shall mean United States Dollars. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

8.16Fees, Expenses and Other Payments

. Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective Representatives.

8.17Representation by Counsel

. RLI represents and agrees that it has been represented by, or had the opportunity to be represented by, independent counsel of his, her or its own choosing, and that it has had the full right and opportunity to consult with his, her or its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety (including, for the avoidance of doubt, any Schedules and Exhibits attached thereto) and have had it fully explained to them by RLI’s counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement, the Stock Transfer Instrument and any other agreement required hereby and has executed this Agreement, the Stock Transfer Instrument and any other agreement required hereby free from coercion, duress or undue influence.

8.18Company and Equityholder Representative Third Party Beneficiary Rights

.  Notwithstanding anything to the contrary contained herein, (a) (i) prior to the Closing, this Agreement may not be amended, modified, waived, assigned or terminated in any manner without the prior written consent of the Company and (ii) after the Closing, this Agreement may not be amended, modified, waived or terminated in any manner without the prior written consent of the Equityholder Representative and (b) the Parties specifically acknowledge and agree that Section 5.1(a), this Section 8.18 and Section 8.19 are intended to be for the benefit of, and shall be enforceable by, the Company and the Equityholder Representative.

8.19Parent Guarantee

. Ultimate Parent absolutely, irrevocably and unconditionally guarantees the full and timely payment of any amounts due from U.S. Parent when due and payable in accordance with this Agreement.  If U.S. Parent fails to make such payment when due and payable under or in connection with this Agreement, upon written notice from (x) prior to Closing, RLI, or (y) from and after Closing, the Equityholder Representative, to Ultimate Parent of such failure, Ultimate Parent will make such payments or cause such payments to be made. Notwithstanding anything contained herein to the contrary, Ultimate Parent shall have and may assert against any of its obligations pursuant to this Section 8.19, and Ultimate Parent’s obligations under this Section 8.19 shall be subject to, any claim, right, set-off, deduction or defense of any kind that U.S. Parent may have or may assert under this Agreement. This guarantee by Ultimate Parent hereunder constitutes a guarantee of payment and not of collection, and it shall not be necessary for any beneficiary hereof (and Ultimate Parent hereby waives any rights which Ultimate Parent may have to require any such beneficiary), in order to enforce the payment obligations of Ultimate Parent hereunder, first to (a) institute suit or exhaust its remedies against U.S. Parent or any other Person, (b) join U.S. Parent or any other Person in any action seeking to enforce this Agreement, or (c) resort to any other means of obtaining payment from U.S. Parent. Neither RLI (prior to Closing) or the Equityholder Representative (from and after Closing) or any other Person shall be required to take any action to reduce, collect or enforce the payment obligations of U.S. Parent when due under this Agreement. Ultimate Parent waives notice of presentment, demand, protest, proof of non-payment, default or breach by U.S. Parent and acceptance of this guarantee. Ultimate Parent agrees to each of the following, and agrees that its payment obligations under or in connection with this Agreement as a result of this Section 8.19 are absolute and unconditional and shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice except as provided above and except for notices required to be given by, (x) prior to Closing, RLI, or (y) from and after Closing, the Equityholder Representative, to U.S. Parent or Parent pursuant to this Agreement) which Ultimate Parent might otherwise have as a result of or in connection with (A) any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the payment obligations of U.S. Parent pursuant to or in connection with this Agreement (other than to the extent expressly stated therein), (B) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure or organization or (C) any full or partial release of the liability of U.S. Parent of its payment obligations hereunder. To the extent it may lawfully do so, Ultimate Parent absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against any other party to this Agreement, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights under this Section 8.19. Ultimate Parent hereby waives and shall not exercise any rights of subrogation until full payment of all payment obligations of Ultimate Parent, Parent and U.S. Parent under this Section 8.19. The guarantee set forth in this Section 8.19 is a continuing, absolute and unconditional guarantee, and it will not be discharged, and will remain in full force and effect, until the full payment required to be paid by U.S. Parent pursuant to or in connection with this Agreement or upon the earlier termination of this Agreement in accordance with Article VII (except to the extent of any payment obligations that survive such termination). Unless so terminated earlier, the guarantee set forth in this Section 8.19 shall immediately and automatically terminate upon the full payment of all amounts required to be paid by U.S. Parent pursuant to or in connection with the terms of this Agreement. The guarantee contained herein shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment by Ultimate Parent (in whole or in part) of any of the payment obligations of U.S. Parent is rescinded or must otherwise be returned or restored by reason of the insolvency, bankruptcy or reorganization of Ultimate Parent or for any other reason, all as though such payment had not been made.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned Parties have caused this Share Purchase Agreement to be executed as of the date first written above.

KERING S.A.

By:/s/ Jean-Francois Palus
Name: Jean-Francois Palus
Title: Managing Director

KERING EYEWEAR S.p.A.

By:/s/ Roberto Vedovotto
Name: Roberto Vedovotto
Title: President and CEO

HUIPU CORP.

By:/s/ Roberto Vedovotto
Name: Roberto Vedovotto
Title: Director

WELINA, INC.

By:/s/ Roberto Vedovotto
Name: Roberto Vedovotto
Title: Director

RLI CORP.:

By:/s/ Craig W. Kliethermes
Name: Craig W. Kliethermes
Title: President & CEO

EXHIBIT B

ADDITIONAL RLI CLOSING PAYMENT PROVISIONS

A.	Certain Merger Agreement Article II Provisions:

2.6  Purchase Price Adjustment Escrow. At the Closing, U.S. Parent shall pay the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds into a separate account (the “Purchase Price Adjustment Escrow Account”) with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agent shall hold the Purchase Price Adjustment Escrow Fund and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. The Purchase Price Adjustment Escrow Fund shall be distributed in accordance with Sections 2.12(c)(i) and 2.12(c)(ii) and the terms of the Escrow Agreement and this Agreement.

2.7  Indemnity Matter Escrow. At the Closing, U.S. Parent shall pay the Indemnity Matter Escrow Amount by wire transfer of immediately available funds into a separate account (the “Indemnity Matter Escrow Account”) with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agent shall hold the Indemnity Matter Escrow Fund and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. The Indemnity Matter Escrow Fund shall be distributed in accordance with Section 7.18(g) and the terms of the Escrow Agreement and this Agreement.

2.8  Equityholder Representative Expense Fund. At the Closing, U.S. Parent shall pay the Equityholder Representative Expense Fund Amount by wire transfer of immediately available funds into an account designated in writing prior to the Closing by the Equityholder Representative (the “Equityholder Representative Expense Fund Account”). The Equityholder Representative Expense Fund Amount will be retained by the Equityholder Representative until depleted or until such time or times as determined by the Equityholder Representative in its sole discretion (or delivered to a successor Equityholder Representative as provided herein), and the applicable portion of the Equityholder Representative Expense Fund Amount that the Equityholder Representative determines, in its sole discretion, may be released will be distributed to the (A) Paying Agent, for further distribution to the Stockholders, and

(B) Surviving Company, for further distribution to the holders of Options or Performance Shares, with each Equityholder receiving his, her or its pro rata amount thereof, equal to (x) such Equityholder’s Applicable Percentage as set forth on Final Schedule I multiplied by (y) the aggregate amount being distributed from the Equityholder Representative Expense Fund Account at such time.

2.12  Adjustments to the Closing Date Consideration

.

(a)Not fewer than five (5) Business Days and not more than seven (7) Business Days prior to the Closing Date, the Company shall deliver to U.S. Parent an estimated computation of Company Cash and Cash Equivalents (“Estimated Company Cash and Cash Equivalents”), Company Working Capital (“Estimated Company Working Capital”), Company Fees and Expenses (“Estimated Company Fees and Expenses”), Company Indebtedness for Borrowed Money (“Estimated Company Indebtedness for Borrowed Money”) and Current Income Taxes (“Estimated Current Income Taxes”) and a draft of Final Schedule I, each calculated in accordance with their respective definition herein, and, to the extent applicable, the Accounting Principles and thereafter provide the Supporting Access prior to Closing. The Company shall consider in good faith any reasonable comments made by U.S. Parent in respect of the computations of the Estimated Adjustment Items and deliver to U.S. Parent a revised computation of the items set forth in the first sentence of this Section 2.12(a) two (2) Business Days prior to Closing; provided that the failure of the Company to implement any comments made by U.S. Parent for any reason shall not delay or otherwise prevent the Closing, and, to the extent of any dispute regarding U.S. Parent’s comments, the Company’s computations shall be conclusive for purposes of determining the Adjustment Items to be included in the calculation of the Aggregate Closing Date Consideration payable at the Closing, but shall be subject to adjustment, and the right of U.S. Parent to raise any objections thereto, after the Closing pursuant to this Section 2.12.

(b)Within ninety (90) calendar days after the Closing Date, U.S. Parent shall prepare and deliver to the Equityholder Representative a computation of the Adjustment Items, each calculated in accordance with their respective definition herein, and, to the extent applicable, the Accounting Principles, and thereafter provide the Supporting Access to the Equityholder Representative. If the Equityholder Representative

disagrees with the computation of the Adjustment Items as calculated by U.S. Parent, the Equityholder Representative may, within thirty (30) calendar days after receipt of such calculations in accordance with this Section 2.12(b), deliver a notice (an “Objection Notice”) to U.S. Parent setting forth the Equityholder Representative’s calculation of the Adjustment Items. If the Equityholder Representative does not deliver an Objection Notice within such thirty (30) calendar day period, then the Adjustment Items as determined by U.S. Parent shall be deemed to be conclusive and binding upon U.S. Parent and the Equityholder Representative absent manifest mathematical error. If the Equityholder Representative delivers an Objection Notice to U.S. Parent, the Equityholder Representative and U.S. Parent shall cooperate in good faith to resolve any disagreement as to the computation of the Adjustment Items as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after U.S. Parent has received the Objection Notice for any reason, U.S. Parent and the Equityholder Representative may, at the election of either U.S. Parent or the Equityholder Representative, jointly retain Deloitte & Touche LLP or, if agreed to by U.S. Parent and the Equityholder Representative, another nationally recognized accounting firm of comparable stature acceptable to both the Equityholder Representative and U.S. Parent (the “Accounting Firm”). U.S. Parent and the Equityholder Representative shall direct the Accounting Firm to render a determination within thirty (30) calendar days after its retention and U.S. Parent and the Equityholder Representative and their respective agents shall cooperate in good faith with the Accounting Firm during its engagement. The Accounting Firm shall consider only those items and amounts set forth in the Objection Notice that U.S. Parent and the Equityholder Representative are unable to resolve. In resolving any disputed line item, the Accounting Firm may not assign a value to any such item greater than the greatest value for such item claimed by either U.S. Parent or the Equityholder Representative or less than the smallest value for such item claimed by either U.S. Parent or the Equityholder Representative. In rendering its determination, the Accounting Firm shall act as an expert and not as an arbitrator and shall base its determination solely on (A) the definitions of the Adjustment Items set forth in this Agreement, (B) to the extent applicable, the Accounting Principles, (C) such other materials submitted by the Equityholder Representative and U.S. Parent and (D) review of the other terms of this Agreement as the Accounting Firm deems necessary to make its determination. The determination of the Adjustment Items by the Accounting Firm shall be conclusive and binding upon U.S. Parent and the Equityholder Representative absent manifest mathematical error. A copy of all materials submitted to the Accounting Firm pursuant to this Section 2.12(b) shall be provided by the Equityholder Representative or U.S. Parent, as applicable, to the other Party concurrently with the submission thereof to the Accounting Firm. U.S. Parent, on the one hand, and the Equityholder Representative, on the other hand, shall bear the costs and expenses of the Accounting Firm in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Accounting Firm) bears to the total amount of disputed items submitted by U.S. Parent and the Equityholder Representative. The Adjustment Items as conclusively determined pursuant to this Section 2.12(b) are referred to herein as the “Final Company Cash and Cash Equivalents,” “Final Company Working Capital,” “Final Company Fees and Expenses,” “Final Company Indebtedness for Borrowed Money,” and “Final Current Income Taxes,” respectively.

(c)Payment from Adjustments.

(i)If the Final Adjustment Amount exceeds the Estimated Adjustment Amount (the amount of such excess being the “Credit Adjustment”), (A) U.S. Parent shall, within two (2) Business Days after the determination thereof, pay (or cause to be paid) by wire transfer of immediately available funds to the (1) Paying Agent, for further distribution to the Stockholders, and (2) Surviving Company, for further distribution to the holders of Options or Performance Shares, an aggregate amount equal to the lower of (p) the Credit Adjustment and (q) the Purchase Price Adjustment Escrow Amount (such lower amount, the “Payable Credit Adjustment”), with each Equityholder receiving his, her or its pro rata portion thereof, equal to (x) such Equityholder’s Applicable Percentage as set forth on Final Schedule I multiplied by (y) the Payable Credit Adjustment, and (B) U.S. Parent and the Equityholder Representative shall, within two (2) Business Days after determination thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute the Purchase Price Adjustment Escrow Fund (including any interest earned thereon) to the (1) Paying Agent, for further distribution to the Stockholders, and (2) Surviving Company, for

further distribution to the holders of Options or Performance Shares, in accordance herewith and with the Escrow Agreement, with each Equityholder receiving his, her or its pro rata portion thereof, equal to (x) such Equityholder’s Applicable Percentage as set forth on Final Schedule I multiplied by (y) the Purchase Price Adjustment Escrow Fund (including any interest earned thereon).

(ii) If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the amount of such deficit being the “Deficit Adjustment”), U.S. Parent and the Equityholder Representative shall, within two (2) Business Days after determination thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute (A) an aggregate amount equal to the lesser of (x) the Deficit Adjustment and (y) the Purchase Price Adjustment Escrow Fund (including any interest earned thereon) to U.S. Parent (or its designee), and (B) the remainder, if any, of the Purchase Price Adjustment Escrow Fund to the (1) Paying Agent, for further distribution to the Stockholders, and (2) Surviving Company, for further distribution to the holders of Options or Performance Shares, with each Equityholder receiving his, her or its pro rata portion thereof, equal to (A) such Equityholder’s Applicable Percentage as set forth on Final Schedule I multiplied by (B) the Purchase Price Adjustment Escrow Fund (including any interest earned thereon), in each case, in accordance herewith and with the Escrow Agreement. For the avoidance of doubt, if the Deficit Adjustment is greater than the Purchase Price Adjustment Escrow Fund, U.S. Parent shall be entitled only to the amount then in the Purchase Price Adjustment Escrow Fund and no further amount. The Purchase Price Adjustment Escrow Fund shall be the sole recourse for, and the amount therein shall serve as the limit of, the Deficit Adjustment.

7.18  Indemnity Matter Claims.

(a)From and after the Closing, and subject to the terms of this Section 7.18, the Parent Parties, the Company, the Company Subsidiaries, their respective Affiliates and Representatives and their respective successors and permitted assigns (the “Parent Indemnified Parties”) shall be indemnified from the Indemnity Matter Escrow Fund against any Taxes payable by any Parent Indemnified Parties for a Tax period or portion thereof ending on or prior to the Closing Date arising in connection with payments made to the Indemnity Matter or any Specified Entity, including any liability for any withholding Tax (including, without limitation, any payroll Tax) imposed as a direct result of such payments being recharacterized by any Governmental Entity (the “Indemnity Matter Taxes”).

(b)Notwithstanding anything in this Agreement to the contrary the Parent Indemnified Parties shall not have any right to indemnification under this Section 7.18 with respect to, or based on, Indemnity Matter Taxes to the extent such Indemnity Matter Taxes are taken into account in the calculation of any Adjustment Item.

(c)This Section 7.18 shall constitute the sole governing provisions regarding claims with respect to any indemnification for Indemnity Matter Taxes and any Indemnity Matter Taxes for which the Parent Indemnified Parties is entitled to indemnification pursuant to this Section 7.18 shall be satisfied solely from the Indemnity Matter Escrow Fund pursuant to the terms of the Escrow Agreement.  No Equityholder shall have any liability in respect of the Indemnity Matter Taxes aside from the Parent Indemnified Parties’ right to recover Indemnity Matter Taxes from the Indemnity Matter Escrow Fund.

(d)The indemnification rights of the Parent Indemnified Parties under this Section 7.18 shall survive in full force and effect until the third (3rd) anniversary of the Closing Date (the “Indemnity Matter Release Date”), at which time such indemnification rights shall terminate and no claims shall be made for indemnification under this Section 7.18 thereafter, unless a claim is made under this Section 7.18 in good faith on or prior to the Indemnity Matter Release Date as a result of receiving a Tax Claim on or prior to such date, in which case the indemnification rights to recover against the Indemnity Matter Escrow Fund shall survive as to such claim until such claim has been finally resolved.

(e)If any Taxing Authority notifies U.S. Parent or any of its Affiliates of a claim, audit, examination, contest, litigation or other proceeding with respect to Indemnity Matter Taxes (a “Tax Claim”), then U.S. Parent shall promptly provide written notice thereof to the Equityholder Representative; provided, however, that the failure of the U.S. Parent to give such prompt notice shall not relieve the Equityholders of any of their obligations under this Section 7.18, except to the extent that the Equityholder Representative is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and, if practicable, the amount or estimated amount of such Tax Claim, and shall include a copy of the relevant portion of any correspondence received from the Tax authority. U.S. Parent and its Affiliates (including the Company and the Company Subsidiaries after the Closing) shall not (i) extend the statute of limitations with respect to any Tax Return in respect of Indemnity Matter Taxes, (ii) amend or otherwise modify any Tax Return in respect of Indemnity Matter Taxes nor (iii) make any voluntary disclosure in respect of Indemnity Matter Taxes, in each case, to the extent such extension, amendment, modification or disclosure could reasonably be expected to result in an indemnification claim against the Indemnity Matter Escrow Fund, unless the Equityholder Representative consents (such consent not to be unreasonably withheld, conditioned or delayed).

(f)The Equityholder Representative shall have the sole right to control, at their own expense, any Tax Claim; provided, however, that (1) the Company and the U.S. Parent shall have the right to participate in proceedings related to such Tax Claim at their own expense; (2) the Equityholder Representative shall (i) keep U.S. Parent reasonably informed of material developments with respect to such Tax Claim, (ii) consult with U.S. Parent before taking any significant or material action in connection with such Tax Claim and (iii) consider in good faith any reasonable comments made by U.S. Parent with respect to any such Tax Claim; provided that if the Equityholder Representative does not exercise their right to control a Tax Claim under this Section 7.18(f), then U.S. Parent, in its absolute discretion, shall control such Tax Claim at U.S. Parent’s expense. Neither the Equityholder Representative nor the U.S. Parent shall settle any Tax Claim without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(g)Payments from Indemnity Matter Escrow Fund.

(i)If U.S. Parent seeks indemnification pursuant to this Section 7.18, then it shall notify the Equityholder Representative in writing of such Tax Claim in accordance with Section 7.18(e) (such writing, the “Claim Certificate”). Claims for Indemnity Matter Taxes agreed to in writing by the Equityholder Representative and claims for Indemnity Matter Taxes the validity and amount of which have been the subject of a final judicial determination or shall have been settled with the consent of U.S. Parent and the Equityholder Representative are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, U.S. Parent and the Equityholder Representative shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute an amount equal to the Agreed Claim from the Indemnity Matter Escrow Fund  to U.S. Parent

(ii)On the Indemnity Matter Release Date, U.S. Parent and the Equityholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute the excess (if any) of (i) the remaining funds in the Indemnity Matter Escrow Fund over (ii) the sum of (x) the amount of Agreed Claims not yet released pursuant to Section 7.18(g)(i) above and (y) the aggregate maximum amount of any unresolved Tax Claims in respect of which a Claim Certificate has been transmitted on or before the Indemnity Matter Release Date to (1) the Equityholder Representative, for further distribution to the Stockholders, and (2) the Surviving Company, for further distribution to the holders of Options or Performance Shares, with each Equityholder receiving his, her or its pro rata portion thereof, equal to (A) such Equityholder’s Applicable Percentage as set forth on Final Schedule I multiplied by (B) the amount of such excess to be distributed from the Indemnity Matter Escrow Fund, in each case, in accordance herewith and with the Escrow Agreement.  Any funds remaining in the Indemnity Matter Escrow Account following the resolution of the last of any such unresolved Tax Claim shall be released from the Indemnity Matter Escrow Account in accordance with the immediately preceding sentence.

(h)All indemnification payments under this Section 7.18 shall be treated as adjustments to the Purchase Price for Income Tax purposes to the extent consistent with applicable Law.

Notwithstanding anything in this Agreement to the contrary, no statute of limitations may be extended without the consent of U.S. Parent with respect to any Tax Return that is reasonably expected to reflect Indemnity Matter Taxes, if such Taxes were to be imposed.

B.	Certain Merger Agreement Definitions:

“Accounting Principles” has the meaning set forth in Schedule III.

“Acquisition Transfer Taxes” means all Transfer Taxes imposed solely and directly by reason of the transactions contemplated by this Agreement and the RLI Purchase Agreement; provided, however, that Acquisition Transfer Taxes shall exclude any Restructuring Transfer Taxes and any Indemnifiable Restructuring Taxes.

“Adjustment Calculation Time” means 11:59 p.m. local time in Chicago, Illinois on the day immediately prior to the Closing Date.

“Adjustment Items” means Company Cash and Cash Equivalents, Company Working Capital, Company Fees and Expenses, Company Indebtedness for Borrowed Money and Current Income Taxes.

“Aggregate Closing Date Consideration” means (a) the Gross Consideration, plus
(b) the Estimated Company Cash and Cash Equivalents, plus (c) the amount, if any, by which Estimated Company Working Capital exceeds the Company Working Capital Target, minus
(d) the amount, if any, by which Estimated Company Working Capital is less than the Company Working Capital Target, minus (e) the Estimated Company Fees and Expenses, minus (f) the Estimated Company Indebtedness for Borrowed Money, minus (g) the Estimated Current Income Taxes.

“Aggregate Exercise Amount” means (i) the sum of each per share exercise price payable for Options with an exercise price that is less than the Closing Per Share Price outstanding immediately prior to the Closing multiplied by the number of Common Shares that are subject to each Option at such per share exercise price, plus (ii) the sum of the Award Value (as defined in the Amended and Restated Company 2019 Performance Share Plan, as amended, restated or otherwise modified from time to time) with respect to each Performance Share with a per share Award Value less than the Closing Per Share Price outstanding immediately prior to the Closing multiplied by the number of Common Shares with respect to such Performance Share at such Award Value.

“Aggregate Share Number” means the aggregate number of Common Shares issued and outstanding immediately prior to the Closing, plus the aggregate number of Common Shares subject to issuance upon the cancellation of outstanding Options for Option Closing Consideration pursuant to Section 2.11(b), plus the aggregate number of Common Shares with respect to which Performance Shares are cancelled for Performance Share Closing Consideration pursuant to Section 2.11(c).

“Applicable Percentage” means, with respect to each Equityholder, a fraction, as set forth opposite the name of such Equityholder on Schedule I attached hereto (as may be revised when delivered in accordance with Section 2.4(b)(i)), (a) the numerator of which is equal to the aggregate number of Common Shares held by such Equityholder plus the aggregate number of Common Shares subject to the Options held by such Equityholder that have an exercise price less than the Closing Per Share Price plus the aggregate number of Common Shares with respect to the Performance Shares held by such Equityholder with a per share award value less than the Closing Per Share Price, in each case immediately prior to the Closing, and (b) the denominator of which is equal to the Aggregate Share Number.

“Cash and Cash Equivalents” means cash, cash equivalents and any liquid investments, that can be converted to cash including readily marketable equity securities, government guaranteed debt obligations, restricted cash (including any cash posted to support letters of credit, performance bonds or other similar obligations), deposits with third parties, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank and commercial paper and variable or fixed rate notes. Notwithstanding the previous sentence, Cash and Cash Equivalents shall (a) be calculated net of a party’s issued but uncleared checks and drafts, and (b) include uncleared checks and drafts issued, received or deposited for the account of such party.

“Closing Per Share Price” means an amount equal to the quotient obtained by dividing (x) the Net Closing Date Consideration, plus the Aggregate Exercise Amount by (y) the Aggregate Share Number.

“Company Cash and Cash Equivalents” means the amount of all Cash and Cash Equivalents (i) held by the Company and the Company Subsidiaries as of the Adjustment Calculation Time plus the amounts (ii) that are actually paid to the Company in consideration of the Restructuring.

“Company Fees and Expenses” means the sum, without duplication, of (a) investment banking, legal, accounting and other fees and expenses incurred by the Company or any Company Subsidiary in connection with or related to the transactions contemplated by this Agreement, (b) any compensation payable by the Company or any Company Subsidiary to any director, officer, employee, agent, consultant or advisor solely as a result of the transactions contemplated by this Agreement, including change in control payments, retention or “stay” bonuses offered by the Company that are intended to induce employees of the Company or any of the Company Subsidiaries to remain employed by the Company or any of the Company Subsidiaries through the Closing (if any), special or closing bonuses or similar payments, including any employer portion of payroll Taxes related thereto (excluding any payments made pursuant to Section 2.11), (c) any fees, costs and expenses (including any Restructuring Taxes but excluding any Indemnifiable Restructuring Taxes and Taxes accounted for in Current Income Taxes) incurred by the Company or any Company Subsidiary in connection with or related to the Restructuring, (d) any Acquisition Transfer Taxes that are allocated to the Company (whether due before or after the Closing Date), (e) any payroll Taxes payable by the Company or any Company Subsidiary after the Closing Date which would have been payable by the Company or such Company Subsidiary on or prior to the Closing Date but for the deferral of such Taxes pursuant to Section 2302 of the CARES Act and (f) any fees, costs and expenses (including any Taxes) incurred by the Company or any Company Subsidiary in connection with or related to the UAE Consolidation, in the case of each item in the foregoing clauses (a) through (e), to the extent such item (A) has not been paid by the Company, any Company Subsidiary, RLI or any Selling Stockholder as of immediately prior to the Closing Date and (B) other than in respect of Taxes, was incurred by the Company or any Company Subsidiary as of immediately prior to the Closing Date.

“Company Indebtedness for Borrowed Money” means all Indebtedness for Borrowed Money of the Company and the Company Subsidiaries as of the Adjustment Calculation Time.

“Company Working Capital” means the sum of the Current Assets of the Company and the Company Subsidiaries, minus the Current Liabilities of the Company and the Company Subsidiaries, as of the Adjustment Calculation Time. An illustrative calculation of the Company Working Capital of the Company as at December 31, 2021 is included in Schedule IV.

“Company Working Capital Target” has the meaning set forth in the Merger Agreement.

“Current Assets” means the sum of the current assets of the Company as determined in accordance with the Accounting Principles as of the Adjustment Calculation Time without taking into account the transactions contemplated by this Agreement; provided, however, that Current Assets shall exclude Cash and Cash Equivalents, any Income Tax assets and any deferred Tax assets. An illustrative total of the Current Assets of the Company as at December 31, 2021 is included in Schedule IV.  For illustrative purposes, Schedule VI includes a grouping of general ledger accounts used for the calculations of Current Assets of the Company as at December 31, 2021.

“Current Income Taxes” means the amount (not less than zero) of any accrued and unpaid Income Tax liabilities of the Company and the Company Subsidiaries for any Tax period or portion thereof ending on or prior to the Closing Date, calculated (a) in a manner consistent with the past practice of the Company or Company Subsidiary, (b) as of the end of the Closing Date assuming the tax year of the Company and each Company Subsidiary ended on such date (to the extent not otherwise required by applicable Law), (c) allocating Transaction Tax Deductions to the period ending on the Closing Date to the extent permitted by Law on a more likely than not basis, (d) taking into account any applicable estimated Income Tax payments made prior to Closing and any applicable Income Tax refunds or overpayments, and any net operating losses or other Tax attributes, in each case, to the extent such payments, refunds, attributes or other items arise in a Tax period or portion thereof ending on or prior to the Closing Date and reduce cash Taxes payable and (e) without regard to any action taken by U.S. Parent (or any of its Affiliates, including the Surviving Company) after the Closing on the Closing Date that is outside the ordinary course of business and not specifically contemplated by this Agreement. For the avoidance of doubt, any income or gain recognized by the Company or any Company Subsidiary as a result of the Restructuring shall be recognized in the Tax period or portion thereof ending on the Closing Date in determining Current Income Taxes.

“Current Liabilities” means the sum of the current liability accounts of the Company as determined in accordance with the Accounting Principles as of the Adjustment Calculation Time without taking into account the transactions contemplated by this Agreement; provided, however, that Current Liabilities shall exclude Company Indebtedness for Borrowed Money, Company Fees and Expenses, Income Tax liabilities, deferred Tax liabilities, Acquisition Transfer Taxes and any Indemnifiable Restructuring Taxes. An illustrative total of the Current Liabilities of the Company as at December 31, 2021 is included in Schedule IV. For illustrative purposes, Schedule VI includes a grouping of general ledger accounts used for the calculations of Current Liabilities of the Company as at December 31, 2021.

“Equityholder Representative Expense Fund” means the Equityholder Representative Expense Fund Amount deposited in the Equityholder Representative Expense Fund Account, as such sum may increase or decrease from time to time in accordance with this Agreement.

“Equityholders” means the (i) Selling Stockholders, (ii) RLI, (iii) holders of Options and holders of Performance Shares, in each case, as of immediately prior to the Closing and (iv) holders of Common Shares (other than U.S. Parent) immediately prior to the Effective Time.

“Estimated Adjustment Amount” means the sum of (a) the Estimated Company Cash and Cash Equivalents, plus (b) the amount, if any, by which Estimated Company Working Capital exceeds the Company Working Capital Target, minus (c) the amount, if any, by which Estimated Company Working Capital is less than the Company Working Capital Target, minus (d) Estimated Company Fees and Expenses, minus (e) Estimated Company Indebtedness for Borrowed Money, minus (f) Estimated Current Income Taxes.

“Estimated Adjustment Items” means Estimated Company Cash and Cash Equivalents, Estimated Company Working Capital, Estimated Company Fees and Expenses, Estimated Company Indebtedness for Borrowed Money and Estimated Current Income Taxes.

“Final Adjustment Amount” means the sum of (a) the Final Company Cash and Cash Equivalents, plus (b) the amount, if any, by which Final Company Working Capital exceeds the Company Working Capital Target, minus (c) the amount, if any, by which the Final Company Working Capital is less than the Company Working Capital Target, minus (d) the Final Company Fees and Expenses, minus (e) Final Company Indebtedness for Borrowed Money, minus (f) the Final Current Income Taxes.

“Gross Consideration” means has the meaning set forth in the Merger Agreement.

“Income Tax” means any Tax imposed on or determined with reference to net income or profit. For the avoidance of doubt, Income Tax does not include any Taxes on gross receipts or any similar Taxes not based on net income or profit.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication: (a) all liabilities of such Person for borrowed money, whether secured or unsecured; (b) all liabilities of such Person evidenced by notes, debentures, bonds or similar instruments for the payment of which such Person is responsible; (c) all unpaid reimbursement obligations in respect of drawings under letters of credit issued for the account of such Person, but only to the extent such reimbursement obligations are not included as Current Liabilities; provided that, for the avoidance of doubt, “Indebtedness for Borrowed Money” shall not include any obligations in respect of letters of credit to the extent not drawn or paid; (d) the net termination value under any interest rate, currency swap, hedging or other derivative instruments (“Hedging Arrangements”); provided that “Indebtedness for Borrowed Money” shall not include obligations under any Hedging Arrangement entered into to hedge foreign currency risk with respect to trade payables due within ninety (90) days of the date of such Hedging Arrangement or relevant trade confirmation, as applicable, and (e) except as set forth in Section 1.1 of the Disclosure Schedule, direct or indirect guarantees and arrangements having the economic effect of a guarantee (other than a clearing house guarantee and endorsements of instruments) of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (d) of this definition, in each case including all principal, interest, fees, premiums (including “make-whole” amounts), expense reimbursements; provided, however, “Indebtedness for Borrowed Money” shall not include any of the foregoing to the extent solely between or among the Company and its wholly-owned Subsidiaries.

“Indemnity Matter” has the meaning set forth in Section 5.9 of the Disclosure Schedules.

“Indemnity Matter Escrow Account” has the meaning set forth in Section 2.7.

“Indemnity Matter Escrow Amount” means $4,000,000.

“Indemnity Matter Escrow Fund” means the Indemnity Matter Escrow Amount deposited with the Escrow Agent in the Indemnity Matter Escrow Account, as such sum may increase or decrease from time to time as provided in this Agreement and the Escrow Agreement.

“Net Closing Date Consideration” means (a) the Aggregate Closing Date Consideration, minus (b) the Equityholder Representative Expense Fund Amount, minus
(c) the Purchase Price Adjustment Escrow Amount minus (d) the Indemnity Matter Escrow Amount.

“Purchase Price Adjustment Escrow Amount” means an amount equal to $40,000,000.

“Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Amount deposited with the Escrow Agent in the Purchase Price Adjustment Escrow Account, as such sum may increase or decrease from time to time as provided in this Agreement and the Escrow Agreement.

C.	Merger Agreement Exhibit J:

The Closing Per Share Price is calculated as:

1.	the Net Closing Date Consideration, which is calculated as follows:

a.	Aggregate Closing Date Consideration,
i.	the Gross Consideration, plus
ii.	the Estimated Company Cash and Cash Equivalents, plus
iii.	the amount, if any, by which Estimated Company Working Capital exceeds the Company Working Capital Target, minus
iv.	the amount, if any, by which Estimated Company Working Capital is less than the Company Working Capital Target, minus
v.	the Estimated Company Fees and Expenses, minus
vi.	the Estimated Company Indebtedness for Borrowed Money, minus
vii.	the Estimated Current Income Taxes;

minus

b.	Equityholder Representative Expense Fund Amount,
i.	This is a dollar amount to be determined;

minus

c.	Purchase Price Adjustment Escrow Amount;
i.	This is a dollar amount to be determined;

plus

2.	the Aggregate Exercise Amount, which is calculated as follows:

a.

the sum of each per share exercise price payable for Options with an exercise price that is less than the Closing Per Share Price outstanding immediately prior to the Closing multiplied by the number of Common Shares that are subject to each Option at such per share exercise price, plus

b.

the sum of the Award Value (as defined in the Amended and Restated Company 2019 Performance Share Plan, as amended, restated or otherwise modified from time to time) with respect to each Performance Share outstanding immediately prior to the Closing multiplied by the number of Common Shares with respect to such Performance Share at such Award Value;

divided by

3.	the Aggregate Share Number, which is calculated as follows:
a.	the aggregate number of Common Shares issued and outstanding immediately prior to the Closing, plus
b.	the aggregate number of Common Shares subject to outstanding Options for which Option Closing Consideration will be paid pursuant to Section 2.10(b), plus
c.	the aggregate number of Common Shares with respect to which Performance Shares will be cancelled for Performance Share Closing Consideration pursuant to Section 2.10(c).

Options

The Option Closing Consideration is calculated as:

1.

the total number of Common Shares subject to the unexercised portion of such Option immediately prior to the Closing (after giving effect to the vesting of all Options at Closing pursuant to Section 2.10(a))

multiplied by

2.	the excess, if any, of the Closing Per Share Price over the applicable exercise price per Common Share under such Option

If the exercise price payable in respect of a Common Share underlying an Option equals or exceeds the Closing Per Share Price, such Option shall be cancelled for no consideration immediately prior to the Closing and the holder shall have no further rights with respect thereto.

Performance Shares

The Performance Share Closing Consideration is calculated as:

1.

the total number of Common Shares subject to such Performance Share immediately prior to the Closing (after giving effect to the vesting of all Performance Shares at Closing pursuant to Section 2.10(a))

multiplied by

2.	the excess, if any, of the Closing Per Share Price over the applicable award value per Common Share with respect to such Performance Share

For the avoidance of doubt, if the award value with respect to such Performance Share equals or exceeds the Closing Per Share Price, such Performance Share shall be cancelled for no consideration immediately prior to the Closing and the holder shall have no further rights with respect thereto.